Innovus Pharma Expands Management Team and Adds Chief Financial Officer

Lynnette Dillen Brings 20 Years’ Experience in Finance and Accounting

SAN DIEGO, CA February 11, 2014 – Innovus Pharmaceuticals, Inc., (“Innovus Pharma” or the “Company) www.innovuspharma.com (OTC: BB: INNV) today announced that Lynnette Dillen, CPA, has joined the company as its Executive Vice President and Chief Financial Officer with responsibility for finance, accounting, human resources, information technology and investor relations.

“Innovus Pharma is extremely pleased to welcome Lynnette to our Company,” said Dr. Bassam Damaj, Chief Executive Officer. “Lynnette joined us in 2013 as Vice President of Finance and has done an amazing job for the Company. Her expertise and experience will prove invaluable as we carry out our current plans for additional acquisitions, commercial partnerships for our Company and products.”

Ms. Dillen is a seasoned financial executive with 20 years of experience encompassing multiple industries. She has held key financial positions for both large public corporations including Blockbuster and Chart House Enterprises as well as medium to smaller venture capital or private equity-backed companies, such as Wireless Knowledge, Inc. (a QUALCOMM and Microsoft joint venture), and Catalina Restaurant Group, Inc.  Most recently, she has been working as a Chief Financial Officer with both public and private equity-backed companies in the process of raising equity either for start-up or next stage growth.

About Innovus Pharmaceuticals, Inc.

Headquartered in San Diego, Innovus Pharma is an emerging leader in the OTC male and female sexual dysfunction products. The Company generates revenues from its lead products Zestra® for female arousal and EjectDelay™ for premature ejaculation and has a total of four marketed products in this space including CIRCUMSerum™ ex US and Zestra® Glide.

For more information, go to www.innovuspharma.com.

INNOVUS PHARMA’S FORWARD-LOOKING Safe Harbor

Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, receiving patent protection for any of its products, receiving approval or to be compliant with the requirements of any relevant regulatory authority relating to such products, to successfully commercialize such products, and to achieve its other development, commercialization, financial and staffing objectives. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.

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Innovus Pharma Contact:

Kevin Holmes

Chesapeake Group

info@chesapeakegp.com

T: 410-825-3930